Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Coupang, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	457(c) and 457(h)	97,075,859	(2)	$24.74	(3)	$2,401,656,752	0.00015310	$367,694
Total Offering Amounts							$2,401,656,752		$2,401,656,752
Total Fee Offsets				(4)					—
Net Fee Due									$367,694

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A common stock of Coupang, Inc. (the “Registrant”) that become issuable under the Coupang, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock, as applicable.

(2)
Represents (i) 90,062,681 additional shares of the Registrant’s Class A common stock available for issuance as a result of the annual evergreen increase on January 1, 2025 under the 2021 Plan, (ii) 126,259 additional shares of the Registrant’s Class A common stock that have become available for issuance upon the exercise of options or upon the vesting of restricted stock unit awards granted under the Coupang, LLC Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) that expired, terminated prior to exercise or settlement, were not issued because the award was settled in cash, were forfeited because of the failure to vest, or were reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any and returned to the 2021 Plan, and (iii) 6,886,919 additional shares of the Registrant’s Class A common stock that were issuable upon the vesting of restricted stock unit awards granted under the 2021 Plan that were forfeited or repurchased by the Registrant because of a failure to meet a contingency or condition required for the vesting of such shares, or were reacquired by the Registrant to satisfy a tax withholding obligation in connection with the award, and therefore were added back to and have become available for future issuance under the 2021 Plan.

(3)
Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $24.74, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 24, 2025.

(4)	The Registrant does not have any fee offsets.